EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-00848, No. 333-76851, No. 333-79337, No. 333-82257, No. 333-38860, No. 333-66068, No. 333-105620, No. 333-120708, No. 333-133003, No. 333-141237, No. 333-149763, No. 333-158002, No. 333-165512, No. 333-173093, No. 333-180238 and No. 333-183241) of PCM, Inc. of our report dated March 18, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 6, as to which the date is March 16, 2015, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 16, 2015